Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President & CFO
517/372-9200

Neogen reports 19% increase in annual revenues

LANSING, Mich., July 22, 2014 – Neogen Corporation (NASDAQ: NEOG) announced today that revenues for its 2014 fiscal year, which ended May 31, increased 19% from the previous year to $247,405,000. Fiscal year net income was $28,158,000, compared to the prior year’s $27,190,000. Adjusted for a 3-for-2 stock split effective Oct. 30, 2013, earnings per share in the current year were $0.76, compared to $0.75 a year ago. Both revenues and net income for the 2014 fiscal year established new all-time highs for the 32-year-old company.

Neogen’s fourth quarter revenues were $67,262,000, a 20% increase over revenues from FY 2013’s final quarter. Net income in the current fourth quarter was $7,537,000 compared to $7,032,000 in FY 2013, or $0.20 per share compared to $0.19 per share in FY 2013, when adjusted for the stock split.

The fourth quarter was the 89th quarter of the past 94 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last nine years.

“We are pleased to report another strong year for Neogen, especially in terms of revenue growth, operational strength, and increase in stockholders’ equity,” said James Herbert, Neogen’s chief executive officer and chairman. “Our 23-year record of quarterly growth is a tradition our 900 plus employees are very proud of. Not only was this a good financial year, but we also made three acquisitions and developed a number of new products that will help position us to capitalize on growth opportunities in the markets we serve.”

Neogen’s gross margin was 49.6% of sales in its 2014 fiscal year, compared to 52.8% of sales for FY 2013. This decrease was due almost entirely to the change in the company’s overall product mix. Total operating expenses, expressed as a percentage of total revenues, decreased to 32% in the 2014 fiscal year, compared to 33% in the previous fiscal year.

“Fiscal 2014 was another solid year for us financially, both in generating cash and further strengthening our balance sheet,” said Steve Quinlan, Neogen’s vice president and chief financial officer. “We were able to integrate three acquisitions and make significant capital investments for current and future growth, while retaining a strong cash position and incurring no debt. We continue to have sufficient liquidity and available borrowing capacity to pursue our growth strategy going forward.”

Neogen’s overall revenue growth of 19% for its 2014 fiscal year was led by the 29% revenue increase reported for its Animal Safety segment. The acquisitions of SyrVet® (veterinary instruments) in July 2013, Prima Tech® (veterinary instruments) in November 2013, and Chem-Tech (agricultural insecticides) in January 2014, contributed to the company’s revenue increase. Organic growth for the Animal Safety segment was 6%.

Revenues from Neogen’s agrigenomic business continued their strong advancement in fiscal year 2014, increasing 18% when compared to fiscal 2013. The improvement was the result of increasing market acceptance of the product line, as well as the development of new genomic products. Neogen’s new GeneSeek® Genomic Profiler™ is used to reveal an animal’s genetic potential, as well as the animal’s parentage, and important genetic trait and disease information. The tests are available for both beef and dairy cattle breeds.

To accommodate the rapid expansion of its agrigenomic business, Neogen recently opened a new facility in Lincoln, Neb., which was customized specifically for the core business of providing high quality, cost-effective agricultural genomic services. The expansion of genomic programs in international markets, especially Europe and Brazil, also helped drive Neogen’s agrigenomic revenue increases.

Sales of Neogen’s line of cleaners and disinfectants increased sharply in fiscal 2014, as various agricultural industries increased sanitation efforts to counter the spread of disease. Two of Neogen’s disinfectants, DC&R® Disinfectant and BioSentry BioPhene™ Disinfectant, were recently demonstrated to be effective against the deadly porcine epidemic diarrhea virus (PEDv), which was estimated to be responsible for the loss of seven million baby pigs in the U.S. in the past year.

Neogen’s Food Safety segment revenue growth of 10% in fiscal year 2014 was entirely organic, as increased sales of multiple product lines into several market segments more than offset lower sales of mycotoxin test kits compared to the prior year. The lower sales of mycotoxin test kits were due to improved growing conditions for grain crops in the United States and Europe that led to less testing for the toxins compared to Neogen’s fiscal 2013, not an erosion of market share.

Food Safety segment sales increases included sales of instruments and consumables associated with Neogen’s Soleris® test system used to detect spoilage organisms, such as yeast and mold, which rose 17%. Sales of the company’s leading line of food allergen tests increased by 18%, and tests for histamine also significantly increased in fiscal 2014 when compared to the prior year. Histamine is a toxin produced in certain types of harvested fish, especially tuna, if they are improperly handled.

Revenues from Neogen’s Scotland-based subsidiary increased 24% for the fiscal year, with higher sales of food allergen test kits, genomics services, and several other key product lines. This increase is despite reduced demand in Europe for Neogen’s meat speciation tests, which increased dramatically in fiscal 2013 because of the horse meat scandal. In fiscal 2014, Neogen achieved a 39% increase in sales of food and animal safety products at its Brazilian subsidiary, when compared to the prior year, and its Mexican subsidiary recorded an 18% increase for the same period.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Three months ended May 31		Year ended May 31
	2014	2013	2014	2013
Revenue
Food Safety	$29,872	$28,621	$116,290	$106,158
Animal Safety	37,390	27,385	131,115	101,370

Total revenue	67,262	56,006	247,405	207,528
Cost of sales	35,224	27,626	124,807	98,034

Gross margin	32,038	28,380	122,598	109,494
Other expenses
Sales & marketing	12,903	10,559	46,432	40,791
Administrative	6,314	5,706	24,449	20,216
Research & development	1,830	1,880	8,326	7,781

Total other expenses	21,047	18,145	79,207	68,788

Operating income	10,991	10,235	43,391	40,706
Other income (expense)	163	(108)	(360)	435

Income before tax	11,154	10,127	43,031	41,141
Income tax	3,600	3,150	15,000	14,100

Net income	$7,554	$6,977	$28,031	$27,041
Net loss (income) attributable to non-controlling interest	(17)	55	127	149

Net income attributable to Neogen Corp	$7,537	$7,032	$28,158	$27,190
Net income attributable to Neogen Corp per diluted share (1)	$0.20	$0.19	$0.76	$0.75

Other information:
Shares to calculate per share (1)	37,326	36,690	37,267	36,491
Depreciation & amortization	$2,539	$2,137	$9,180	$7,411
Interest income	27	31	115	144
Gross margin (% of sales)	47.6%	50.7%	49.6%	52.8%
Operating income (% of sales)	16.3%	18.3%	17.5%	19.6%
Revenue increase vs. FY 2013	20.1%		19.2%
Net income increase vs. FY 2013	7.2%		3.6%

(1)	Reflects effect of Oct. 30, 2013, 3-for-2 stock split

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	May 31 2014	May 31 2013
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$76,496	$85,369
Accounts receivable	51,901	38,737
Inventory	51,178	38,315
Other current assets	9,171	6,026

Total current assets	188,746	168,447
Property & equipment, net	41,949	34,345
Goodwill & other assets	114,606	87,766

Total assets	$345,301	$290,558

Liabilities & Equity
Current liabilities	$24,967	$17,719
Long-term debt	0	0
Other long-term liabilities	14,034	14,552
Equity: Shares outstanding
36,732 in 2014 & 36,084 in 2013 (1)	306,300	258,287

Total liabilities & equity	$345,301	$290,558

(1)	Reflects effect of Oct. 30, 2013, 3-for-2 stock split

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